Exhibit 10.82(a)

EXECUTION COPY

GUARANTY AGREEMENT

     THIS GUARANTY AGREEMENT is given this 30th day of September, 2004, by bioMérieux SA, a corporation duly organized and existing under the laws of France (the “Guarantor”), on behalf of its subsidiary, bioMérieux b.v., a corporation duly organized and existing under the laws of the Netherlands (hereinafter referred to as “BMX bv” or the “BMX Subsidiary”), in favor of Gen-Probe Incorporated, a corporation organized and existing under the laws of the State of Delaware (“GP”). This Guaranty is given in consideration of the execution by GP of (a) that certain Ribosomal Nucleic Acid License and Option Agreement (for Easy Q Instrument) entered into between BMX bv and GP (the “RNA Agreement”) and (b) that certain Escrow Agreement entered into among GP, BMX bv and Bank of America, a national banking association (the “Escrow Agreement”), each as of even date herewith (collectively, the RNA Agreement and the Escrow Agreement are hereinafter referred to as the “Agreements”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreements.

     The Guarantor hereby agrees as follows:

1. Guaranty

          a. The Guarantor, for itself and its successors and assigns, hereby unconditionally and irrevocably guarantees to GP and its successors and assigns the prompt and complete payment when due and the prompt and full performance when owing of the BMX Subsidiary’s duties and obligations under the Agreements.

          b. Guarantor shall not be entitled to make any defense against any claim asserted by GP in any arbitration, suit or action instituted by GP to enforce this Guaranty, or to be excused from any liability hereunder, which the BMX Subsidiary could not make or invoke itself, and Guarantor hereby irrevocably waives any defense in law or in equity which is not or would not be available to the BMX Subsidiary.

          c. Guarantor hereby expressly waives any legal obligation, duty or necessity for GP to proceed first against the BMX Subsidiary or to exhaust any remedy GP may have against the BMX Subsidiary, it being agreed that in the event of any default or failure of the BMX Subsidiary to promptly pay all or any portion of any amounts due under the Agreements or to promptly perform any and all other obligations under the Agreements, GP shall have independent rights of action either (i) separately against Guarantor or the BMX

Subsidiary individually and/or (ii) jointly against Guarantor and the BMX Subsidiary.

          d. For the avoidance of doubt, this Guaranty is a guaranty of prompt payment and performance (and not merely a guaranty of collection).

     2. Continuing Guaranty

          a. This Guaranty is a continuing guaranty and shall (i) remain in full force and effect with respect to each duty and obligation of the BMX Subsidiary under the Agreements until paid or performed and (ii) inure to the benefit of, and be enforceable by, GP and its successors and assigns.

          b. Without limiting Section 2(a) above, in the event of any bankruptcy, insolvency, reorganization, winding up, liquidation or similar proceedings with respect to the BMX Subsidiary, no limitation of such subsidiary’s liabilities or other obligations under the Agreements which may now or hereafter be imposed by any federal, state or other statute, law or regulation applicable to such proceedings, shall in any way limit the obligations of Guarantor hereunder, which obligations shall not be affected by any such statutory limitation. Further, the obligations of Guarantor hereunder shall continue to be effective if any obligations of the BMX Subsidiary are discharged, rejected, rescinded or nullified in any such bankruptcy or insolvency proceeding, or if any amounts paid to GP or its affiliates must be returned to the BMX Subsidiary (or to any trustee, receiver or liquidator) in connection with any such proceeding.

     3. Modifications, Consents and Waivers

          Neither this Guaranty, nor any term, condition, covenant or agreement hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by Guarantor and GP. No failure of Guarantor or GP to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other future exercise of that right by such party.

     4. Waiver of Notices

          Without notice to or further assent from the Guarantor, any of the terms and conditions respecting the duties and obligations of the BMX Subsidiary under the Agreements may be waived or modified in writing by the BMX Subsidiary, and the time of payment of any amount due from such BMX Subsidiary or the time of performance of any obligation of such BMX Subsidiary may be compromised, settled or extended in writing by the BMX Subsidiary.

     5. Binding Effect

          In connection with this Guaranty, the Guarantor represents and warrants to GP as follows: (a) the Guarantor is a société anonyme duly organized, validly existing and in good standing under the laws of France and has all requisite power and authority to execute, deliver and perform this Guaranty; and (b) the execution, delivery and performance of this Guaranty by the Guarantor (i) have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the Guarantor are necessary to authorize the execution and delivery by the Guarantor of this Guaranty and (ii) do not contravene, conflict with or result in a breach of any permit, authorization or license, any charter or any other organizational document, or any law, regulation, judgment, order, agreement or legal or contractual obligations or restriction binding on or otherwise affecting Guarantor.

     6. Jurisdiction; Arbitration

          a. This Guaranty, and the respective rights, duties and obligations of Guarantor and GP hereunder, shall be construed and governed by the laws of the State of New York, without giving effect to conflict of law provisions, for all matters other than the scope or validity of any Licensed Patents, as to which the laws of the particular jurisdiction where the applicable Licensed Patents are in dispute shall apply. Any dispute with respect to an alleged breach of this Guaranty, including any dispute relating to the construction or interpretation of the rights and obligations of Guarantor or GP, shall be resolved in accordance with Sections 6(b) and 6(c) below.

          b. Guarantor and GP shall attempt in good faith to resolve promptly any dispute, controversy or claim between Guarantor and GP relating to, arising out of, or in any way connected to this Guaranty, the validity, breach or termination hereof or the transactions contemplated hereby, including any dispute relating to the construction or interpretation of the rights and obligations of Guarantor or GP hereunder (each, a “Dispute”), by negotiation in the ordinary course of business. If the Dispute cannot be resolved in the parties’ normal course of business, then either party may give the other party written notice of an unresolved Dispute. Promptly following this notice, the Dispute shall be referred to more senior executives of each of the parties, who shall likewise attempt to resolve the dispute by good faith negotiations. If, despite the parties’ good faith efforts, the Dispute has not been resolved within forty-five (45) days of the disputing party’s written notice, or if the parties fail to undertake negotiations within twenty (20) days of such notice, the parties may seek to settle the applicable Dispute by non-binding mediation under the supervision of and in accordance with the rules of CPR Mediation Procedure for business disputes in the United States. For that purpose, either party may notify the other in writing of its willingness to begin a non-binding mediation procedure and the other party shall have twenty (20) days from such notice to reply in writing whether it accepts or refuses to begin such a mediation process. In case of acceptance, the parties shall request the CPR to appoint an independent mediator in accordance with the aforementioned mediation procedures. The language of the mediation shall be English and the seat of the mediation shall be New York, New York. Each party retains the right at any time, by giving written notice to the other, to terminate any ongoing mediation procedure.

          c. If the Dispute has not been resolved by negotiation or non-binding mediation as provided in paragraph 6(b) above within ninety (90) days of a notice of unresolved Dispute or if one of the parties has, by written notice to the other, refused to begin or proceed with or has terminated the non-binding mediation procedure contemplated by paragraph 6(b) above, then any such unresolved Dispute will be resolved by final and binding arbitration in accordance with this paragraph. Either Guarantor or GP may institute arbitration proceedings by written notice to that effect to the other party. The arbitration proceedings shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association as then in effect (the “AAA Rules”). Arbitration shall be held in New York, New York. The arbitration shall be conducted in English before a single arbitrator selected jointly by Guarantor and GP, provided that if such parties are unable to agree upon such single arbitrator, the arbitration shall be conducted before three arbitrators, with each of Guarantor and GP to select one arbitrator and with the third arbitrator to be appointed in accordance with the AAA Rules. The arbitrator(s) shall undertake in writing as a condition of service to conduct proceedings in a speedy and efficient manner to render the award promptly after the final arbitration hearing, and further, as a condition for any application for fees, shall confirm in writing to the President of the American Arbitration Association that such undertaking is being or has been fulfilled, or shall report the reasons for any failure of fulfillment. If so requested by each of Guarantor and GP, preparation of any Terms of Reference referred to in AAA Rules shall be waived and the matters at issue in the Dispute shall be determined by the arbitrator(s) based on the timely submissions of Guarantor and GP. The arbitrator(s) shall not have the power to award punitive damages under this Guaranty. Any arbitral award shall be by majority vote (if three arbitrators are used) and shall be final and binding on Guarantor and GP. Judgment on the award may be entered in any court having jurisdiction. Except to the extent entry of judgment and any subsequent enforcement may require disclosure, and except as may be required by law or under the rules of any securities exchange on which Guarantor’s or GP’s securities are traded, each of Guarantor and GP shall hold in confidence all matters relating to the non-binding mediation (if any) and the arbitration, including the award. Notwithstanding anything to the contrary contained herein or in the Agreements, the parties acknowledge and agree that if a “Dispute” (as defined hereunder and/or in the RNA Agreement) or the equivalent of a “Dispute” under the Escrow Agreement should arise under this Guaranty and one or both of the Agreements, which disputes relate to the same underlying subject matter, each of Guarantor and GP shall have the right to elect, by written notice to the other and the BMX Subsidiary, to consolidate any resulting dispute resolution proceedings under the terms and conditions of this paragraph 6. Guarantor further agrees to cause the

BMX Subsidiary to comply with the immediately preceding sentence. Notwithstanding anything to the contrary in the foregoing, nothing contained in this Section 6 shall prevent either Guarantor or GP from seeking temporary restraining orders, injunctions or such other relief (including, without limitation, specific performance of this Guaranty) in any courts of the State of New York or of the United States of America located in the Southern District of New York or any other court having competent jurisdiction.

     7. Notices

          All notices, requests, demands and other communications required or permitted to be given pursuant to this Guaranty shall be in writing and in English, and shall be deemed to have been duly given upon the date of receipt if delivered by hand, recognized international overnight courier, confirmed facsimile transmission, or registered or certified mail, return receipt requested, postage prepaid to the following addresses or facsimile numbers:

If to Gen-Probe:	If to Guarantor:

Gen-Probe Incorporated	bioMérieux SA
10210 Genetic Center Drive	69280 Marcy l’Etoile
San Diego, California 92121-4362	France
U.S.A.	Attn: Vice President, Business Development
Attn: Chairman	Facsimile: +33 4 7887 7512
Facsimile: 1-858-410-8901
with a copy to:
bioMérieux Legal Department
69280 Marcy l’Etoile
France
Attn: Corporate General Counsel
Facsimile: +33 478 87 53 70

Either Guarantor or GP may change its designated address and facsimile number by notice to the other in the manner provided in this Section.

     IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be executed and delivered as of the date first above written.

BIOMERIEUX SA
By:	/s/ Benoît Adelus
	Name:	Benoît Adelus
	Title:	Executive Vice-President

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